EXHIBIT 99.1

PRESS RELEASE

Kreisler Manufacturing Corporation Announces Second Quarter Financial Results: 26% Percent Sales Growth and 38 Percent Increase in Backlog; Net Income Lower

Elmwood Park, New Jersey, February 14, 2008 -- Kreisler Manufacturing Corporation (Nasdaq: KRSL) announced sales and earnings for the three and six months ended December 31, 2007.

Highlights

Three Months Ended December 31, 2007

  Net Sales 26% increase to $7,567,000 compared to $6,015,000 at

Dec. 31, 2006

  Net income $543,000 compared to $607,000 at Dec. 31, 2006
  EPS $0.29 fully diluted earnings per common share compared to $0.33 at Dec. 31, 2006

  Backlog 38% increase to $32,100,000 compared to $23,300,000 at

Dec 31, 2006

Six Months Ended December 31, 2007

  Net Sales 29% increase to $14,264,000 compared to $11,098,000 at

Dec. 31, 2006
  Net income 3% increase to $1,029,000 compared to $1,000,000 at

Dec. 31, 2006
  EPS Unchanged fully diluted earnings per common share of $0.54

"All three of our industry market areas - components for military aircraft engines, commercial aircraft engines and industrial gas turbines - experienced period-over-period double digit sales growth," said Kreisler CEO Michael Stern. "We benefited from higher margin development work during the second quarter of the prior fiscal year, the reduction of which, coupled with changes in our product mix, impacted our margins in the latest fiscal quarter."

"Our order backlog as of December 31, 2007 increased 38% to $32,100,000 compared to $23,300,000 as of December 31, 2006. Approximately 70% of our order backlog is scheduled to ship over the next 12 months. Our December 31, 2007 cash on hand and short-term investments of $7,999,000 increased $2,380,000 compared to June 30, 2007 due to strong working capital management and advanced payments from our customers."

Stern further noted that "We continue to pursue organic sales opportunities and other strategic initiatives while seeking to manage our costs through further productivity improvements and working with our supply chain. We continue to expand our global manufacturing capabilities and expect Kreisler Polska's tube and pipe facility, when operational in the second half of calendar year 2008, to provide a platform to serve existing and future U.S and European customers."

Kreisler Manufacturing Corporation is a manufacturer of precision metal components and assemblies for use in military and commercial aircraft engines and industrial gas turbines. These products primarily include tube and manifold assemblies. The Company has two wholly owned subsidiaries: Kreisler Industrial Corporation located in Elmwood Park, New Jersey, and Kreisler Polska Sp. z o.o located in Krakow, Poland.

For more information please contact:

Ned Stern, Chief Financial Officer

Kreisler Manufacturing Corporation

Tel (201) 791-0700 X222

Kreisler Manufacturing Corporation and Subsidiaries

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)
	Three Months Ended December 31,		Six Months Ended December 31,
	2007	2006	2007	2006

Net Sales	$7,566,846	$6,015,331	$14,263,793	$11,098,316

Cost of goods sold	6,081,882	4,512,828	11,530,343	8,677,463
Selling, general and administrative expenses	633,786	481,661	1,118,930	780,257
Total Costs and Expenses	6,715,668	4,994,489	12,649,273	9,457,720
Income from operations	851,178	1,020,842	1,614,520	1,640,596

Interest and other income	61,571	37,314	125,286	85,423
Interest and other expenses	(6,311)	(17,926)	(18,668)	(31,485)

Income before income taxes	906,438	1,040,230	1,721,138	1,694,534

Income taxes	(363,919)	(433,000)	(691,859)	(695,000)
Net income	$ 542,519	$607,230	$ 1,029,279	$ 999,534
Net income per common share:
Net income - basic shares	$0.29	$0.33	$0.55	$0.55
Net income - diluted shares	$0.29	$0.33	$0.54	$0.54
Weighted average common shares - basic	1,867,948	1,831,279	1,867,948	1,830,863
Weighted average common shares - diluted	1,896,086	1,854,337	1,898,283	1,854,493

Kreisler Manufacturing Corporation and Subsidiaries
CONDENSED CONSOLIDATED BALANCE SHEETS

	Dec 31, 2007 (Unaudited)	June 30, 2007 (Audited)

Assets
Cash and cash equivalents	$7,448,818	$5,068,325
Short-term investments	550,000	550,000
Accounts receivable - trade (net)	2,570,081	2,366,177
Inventories	5,655,761	5,546,983
Deferred tax asset	--	96,312
Other current assets	567,631	66,200
Total current assets	16,792,291	13,693,997

Property, plant and equipment, net	1,759,617	2,425,098
Deferred tax asset	123,942	123,942
Total non-current assets	1,883,559	2,549,040
	$18,675,850	$16,243,037

Liabilities and Stockholders' Equity
Liabilities
Accounts payable - trade	$1,269,279	$1,130,990
Accrued expenses	571,404	520,540
Deferred tax liability	45,402	--
Deferred revenue	1,500,000	500,000
Product warranties	--	148,185
Income taxes payable	161,692	--
Obligations under capital leases, current portion	114,754	115,731
Total current liabilities	3,662,531	2,415,446

Obligations under capital leases, net of current portion	201,466	258,343
Accrued environmental cost	435,463	426,117
Total long-term liabilities	636,929	684,460

Total stockholders' equity	14,376,390	13,143,131
	$18,675,850	$16,243,037

Forward-Looking Statements

Certain oral statements made by management of Kreisler Manufacturing Corporation (the "Company") from time to time and certain statements contained herein or in other periodic reports filed by the Company with the Securities and Exchange Commission are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, with respect to results of operations and the business of the Company. All such statements, other than statements of historical facts, including those regarding market trends, the Company's financial position and results of operations, business strategy, projected costs, and plans and objectives of management for future operations, are forward-looking statements. In general, such statements are identified by the use of forward-looking words or phrases including, but not limited to, "estimates," "intended," "will," "should," "may," "believes," "expects," "expected," "anticipates," and "anticipated" or the negative thereof or variations thereon or similar terminology. These forward-looking statements are based on the Company's current expectations. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, there can be no assurance that such expectations will prove to be correct. These forward-looking statements represent the Company's current judgment. The Company disclaims any intent or obligation to update its forward looking statements. Because forward-looking statements involve risks and uncertainties, the Company's actual results could differ materially from those set forth in or underlying the forward-looking statements.